STATE OF WYOMING
Office of the Secretary of State

          I, MAX MAXFIELD, SECRETARY OF STATE of the STATE OF WYOMING, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF INCORPORATION

LUX DIGITAL PICTURES, INC.

          Accordingly, the undersigned, by virtue of the authority vested in me by the law, hereby issues this Certificate.

          I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this 6th day of May, 2008.

Filed Date : 05/05/2008

Secretary of State

By :	Lisa Gonzales